SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities
             Exchange Act of 1934 (Amendment No.  )

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240.14a-12

[   ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                       PIER 1
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    (Name of Registrant as Specified In Its Charter)
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(Name of Person(s) Filing Proxy Statement, if other than the
Registrant)  United Food & Commercial Workers Union Local 99R

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SHAREHOLDER ALERT

Date first mailed: February __, 1996

United Food & Commercial Workers Local 99
2401 N. Central Ave. 2nd Fl.
Phoenix AZ   85004
(602) 572-2149

PLEASE VOTE FOR THE SHAREHOLDER PROPOSAL AGAINST THE POISON PILL at PIER 1 IMPORTS
Annual Stockholders Meeting
June 1997

Dear Fellow Pier 1 Shareholder:

     This is to alert you to an upcoming vote on our shareholder proposal recommending management rescind the poison pill it put into place without a shareholder vote in December 1994.

     Under this "poison pill" (the so-called "Share Purchase Rights Plan"), if someone acquires 15 percent of stock without the board's blessing or announces its intent to do so, the board can dilute the acquiror's interest by allowing other existing holders to exercise a Right to buy stock worth twice the market value of the exercise price of the Right.

     At Consolidated Freight, management abandoned its poison pill in the face of substantial shareholder support for a proposal against the pill.

     Mark Boyar is a New York investment manager whose firm (Mark Boyar & Co.) held 350,000 shares of Pier 1 as of last year. He has no connection to our organization. Mr. Boyar's remarks in last year's proxy statement criticized management for adopting the "poison pill". We agree.

     Don't be misled by so-called "independent studies" in 1988 touting poison pills. Their author, Georgeson and Company, is a proxy soliciting firm for management, not a truly independent research organization. Georgeson first claimed pills result in shareholders receiving a higher takeover premium. While of course a pill might be used to force the acquiror to pay more in order to accomplish the acquisition, that very same fact naturally means fewer acquirors will bother attempting an acquisition. Harvard Professor John Pound noted, "The methodology is severely flawed and fundamentally dishonest. The study explicitly excludes those targets that used pills to defeat bids. These are the firm where pills hurt shareholders the most."

     Georgeson then claimed companies with pills had better stock performance than those without in the period 12/85-9/87. However, many firms in the pill group did not adopt pills until the end of this time period or afterwards. Thus Pound notes, "So what [Georgeson was] measuring in many cases is performance that has nothing to do with the adoption of poison pills, but rather what occurred before the poison pills were adopted."

     When Pound analyzed the data with any eye to when the pill was adopted, he saw Georgeson's results vanish: "those companies with pills outperformed the control group until they adopted pills and only matched the performance of the control group after the fact."

     In our view, the market for Pier 1 shareholders' stock should not be artificially restricted by Pier 1 management. Shareholders are adults and thus we believe they should be able to decide for themselves whether to accept an offer for their stock without interference from management in the form of a pill.

     Wayne Huizenga, co-founder of Blockbuster and Waste
Management (WMX), has the following views on poison pills, according to The Making of a Blockbuster (by Business Week reporter Gail DeGeorge, 1996, at p. 211):

     He didn't believe in staggered boards, golden parachutes, poison pills, or any of the other anti-takeover remedies adopted by U.S. corporations. "The best thing for shareholders to if someone wants to come in and make a run at the company, let them make a run. Run the price up, that's what my job was * * * All these chairmen that want to put this in place and that in place, they all want to save their jobs. I don't care about my job.FN1

FN1: Neither Huizenga nor DeGeorge are participants in this solicitation. They have not been consulted regarding this quotation nor consented thereto.

VOTING PROCEDURE AND VOTING RIGHTS

     We have asked management to allow you to vote on this proposal using the card you will receive from management. We do not know if this will occur. We intend to circulate our own proxy card in support of the proposal once management releases the information necessary for us to prepare such a card (the names of nominees for election, etc.).

       You may revoke a proxy vote any time before the tally by
(1) executing a later proxy card; (2) appearing at the meeting to vote, or (3) delivering the proxyholder or the Company's secretary written notice of revocation prior to the date of the meeting.

       We will keep the content of all cards we receive confidential from everyone except our staff, except that at the meeting our cards must be presented to the company's tabulator in order to be counted.

SOLICITATION

    The costs of this solicitation are being borne by United
Food & Commercial Workers Local 99R, which owns 148 shares of company common stock. We expect to spend about $2000 on the solicitation. We represent employees in the Arizona retail food industry, and are in negotiations over a successor contract for one Albertson's store. We are organizing other Albertson's stores over management opposition in what we feel are improper forms. Pier 1 CEO Clark Johnson is an Albertson's director. We do not ask for your support in this dispute, and do not believe it relevant to how you should vote on a corporate governance proposal. Even if the labor problems are resolved, we will present the proposal and your proxy cards at the shareholders meeting. We are pursuing similar shareholder proposals at other companies connected to Albertson's through their boards.

RECORD DATE/SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE
OFFICERS/EXECUTIVE COMPENSATION/ELECTION OF DIRECTORS

       Information on these subjects will be contained in management's forthcoming proxy statement.

PLEASE VOTE FOR THE PROPOSAL TO END THE POISON PILL WHEN YOU
RECEIVE YOUR PROXY CARD

                                     Sincerely,
                                     William McDonough
                                     President UFCW 99